Exhibit 97.1

Escalade, Incorporated

Amended and Restated

Policy for Recovery of Incentive Compensation

(adopted November 8, 2023)

This Policy for Recovery of Incentive Compensation (the “Policy”) of Escalade, Incorporated (“Escalade”) will be implemented in accordance with the rules of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”) and with all applicable laws including without limitation Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such laws, rules and regulations require the mandatory recoupment of certain executive compensation in the event of any accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. Unless otherwise required by the Exchange Act and/or any other applicable law or the rules and regulations promulgated thereunder and/or under NASDAQ’s rules and regulations, this Policy shall apply to any and all Incentive-Based Compensation awarded or paid on or after December 1, 2023 (the “Effective Date”) to any and all Covered Persons. The Compensation Committee (the “Committee”) of Escalade’s Board of Directors (the “Board”) will administer this Policy and exercise its discretion and business judgment based on the facts and circumstances as the Committee deems relevant in its sole discretion.

Covered Persons

“Covered Persons” means all directors of Escalade, all executive officers of Escalade, and all other officers and key employees of Escalade or a subsidiary of Escalade who is a principal financial or accounting officer, a controller, an officer in charge of a principal business unit or division, an officer who performs a policy-making function or any other person who performs similar functions or who may be deemed subject to this Policy by the Committee hereafter.

Incentive-Based Compensation

“Incentive-Based Compensation” means any compensation awarded, granted, issued, or paid pursuant to any incentive plan or arrangement maintained, contributed to or sponsored by Escalade and/or its subsidiaries, as each may be amended from time to time, including without limitation any award of equity, whether in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, or other instrument payable in or linked to the value of any Escalade securities, and any cash bonus or other cash incentive award (whether paid on a current or deferred basis); provided that such compensation is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure. Incentive-Based Compensation does not include salaries, bonuses paid solely based on subjective standards, discretionary bonuses or other compensation paid on a discretionary basis, equity incentive awards that vest solely based on time, non-equity incentive awards earned solely upon satisfying strategic or operational measures not constituting a Financial Reporting Measure, or otherwise determined by the Committee in accordance with all applicable laws, rules and regulations not to constitute Incentive-Based Compensation.

Financial Reporting Measure

A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing Escalade’s financial statements, or any measure derived wholly or in part from the financial information contained in such financial statements, including without limitation Escalade stock price, total shareholder return, revenues, net income, earnings before interest, taxes, depreciation and amortization (EBITDA),working capital, operating cash flow, return on investment, return on assets and/or earnings per share.

Accounting Restatements

If Escalade’s financial statements are required to be restated due to Escalade’s material noncompliance with any financial reporting requirements under the federal securities laws, the Committee shall, on behalf of Escalade, require reimbursement or forfeiture of any Excess Incentive-Based Compensation received by any Covered Person during the three completed fiscal years immediately preceding the date on which Escalade is required to prepare an accounting restatement (the “Recovery Period”). Incentive-Based Compensation shall be deemed received when the applicable Financial Reporting Measure is achieved, even if the payment of such Incentive-Based Compensation occurs later. An accounting restatement shall be deemed to have occurred on the earlier of the date that Escalade’s Board concludes or reasonably should have concluded that Escalade’s previously issued financial statements contain a material error, the date that a court, SEC or other regulatory or legally authorized body directs Escalade to restate its previously issued financial statements to correct a material error or the date that Escalade issues restated financial statements to correct a material error. A material error includes errors in previously issued financial statements that are material to such financial statements and errors not material to previously issued financial statements but that would result in a material misstatement if left uncorrected in the current period or the error correction is recognized in the current period.

Excess Incentive-Based Compensation

“Excess Incentive-Based Compensation” is the amount of Incentive-Based Compensation received by the Covered Person based on the material error contained in the previously issued financial statements minus the amount of Incentive-Based Compensation that would have been received by the Covered Person based on the correct results reflected in the accounting restatement. If the Committee is unable to determine the amount of Excess Incentive-Based Compensation received by the Covered Person directly from the information contained in the accounting restatement, then the Committee shall make its determination in good faith based on a reasonable estimate of the effect of the accounting restatement.

Mandatory Recoupment of Excess Incentive-Based Compensation

The Board intends that this Policy will be applied to the fullest extent required by applicable law, rules and regulations. The Committee shall recover any Excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be deemed impracticable, as determined by the Board in accordance with applicable laws, rules and regulations, because either the direct out-of-pocket costs payable to third parties (such as attorneys’ fees) of enforcing recovery would exceed the Excess Incentive-Based Compensation or such recovery would be in violation of other applicable laws.

The Committee shall determine, in its sole discretion, the method(s) for recouping Excess Incentive-Based Compensation which may include, without limitation, requiring reimbursement of cash paid to the Covered Person, recovering gains realized upon the vesting, exercise, settlement or other disposition of equity incentive awards, setting off the Excess Incentive-Based Compensation against any other compensation owed by the Company to the Covered Person, cancelling outstanding unvested or vested equity awards, and/or taking any other remedial and recovery action permitted by law.

Additional Requirements Impacting Covered Persons

Escalade shall not indemnify any Covered Person against the loss, forfeiture or recoupment of any incorrectly awarded Incentive-Based Compensation. The Committee may require that any employment agreement, incentive award agreement, severance agreement, or similar agreement entered into with a Covered Person on or after the Effective Date include the agreement of the Covered Person to abide by the terms of this Policy as a condition to the grant or receipt of any benefit thereunder. The rights of recoupment under this Policy shall be in addition to, and not in lieu of, any rights and remedies that may be available to Escalade pursuant to the terms of any such agreement with a Covered Person and/or any other legal remedies available to Escalade. This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators and other legal representatives.

Amendment; Termination

The Board may amend this Policy from time to time as it deems necessary to maintain compliance with applicable laws, rules and regulations. If and when permitted by applicable laws, rules and regulations, the Board may, but shall not be required, to terminate this Policy in whole or in part.

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